Exhibit 99.01

316 California Avenue, Suite 543 Reno, NV 89509 Tel : 888 909-5548 Fax : 888 909-1033

Trading Symbol OTCMKTS: NGLD

NEWS RELEASE

NEVADA CANYON ACQUIRES THE AGAI-PAH PROJECT

Reno NV. May 19, 2021 Nevada Canyon Gold Corp. (OTC Markets: NGLD) (The “Company” or “Nevada Canyon”) is pleased to announce it has entered into an Exploration Lease with Option to Purchase Agreement (“the Agreement”) on the Agai-Pah Property, located in Mineral County, Nevada, within the Walker Lane shear zone.

The Agai-Pah Property consists of 20 unpatented mining claims with a combined area of 162 hectares (400 acres). The Property is located in the northwestern portion of the Gillis Range, within the Buckley Mining District, in Mineral County, Nevada, 13 miles north-east of the town of Hawthorne, and 22 miles SW of the Rawhide Mine. The Property is within the Walker Lane shear zone, a 60-mile-wide structural corridor extending in a southeast direction from Reno, Nevada. The project has excellent year-round access and infrastructure within Mineral County, one of the most pro-mining counties in the pro-mining states and highest-grade gold districts of Nevada.

The Agai-Pah property contains numerous historical workings consisting of underground workings with multi-level vertical shafts, several adits at different sub-levels, declines and a number of prospects pits that dig along structures. An existing road network provide access to the numerous historical workings. Historical sampling on the project has revealed the presence of silver, copper, gold, lead, zinc, barium and barite. There have been at least two periods of mining on the property, with the first in the early 1900’s, and then later in the late 1980’s. The early 1900’s, work consisted of excavation of at least 15 adits, 5 vertical shafts, declines and numerous prospects pits that dig along structures.

The second episode of mining took place in the late 1980s when a small pit was excavated, and ore material was mined and transported approximately 2 miles to the west to a small heap leach. During this time about two kilometers of roads were built, several large trenches were completed, and a number of shallow drill holes (12+) were drilled. All the drill holes noted during this historical work were vertical and most were drilled in the hanging wall of the ore-bearing structures. An extensive sampling program was undertaken in early 1988, evidenced by aluminum sample tags widely spaced in the areas of alteration. No historical data has been found from any of this historical exploration work.

The term of the Agreement continues for ten (10) years, subject to the right to extend the Agreement for two (2) additional terms of ten (10) years each, and subject to an option to purchase 100% of the Property. Full consideration of the Agreement consists of the following: (i) an initial cash payment of $20,000.00 USD within 90 days upon execution of the agreement. (ii) $20,000.00 on the first anniversary of the effective date and any succeeding anniversary of the effective date.

Nevada Canyon has the exclusive purchase option and right to acquire 100% ownership of the Property (the “Option”). The purchase price of the Property shall be USD $750,000.00 (the “Purchase Price”). The Purchase Price can be paid in either cash and/or equity of Nevada Canyon, or a combination thereof, at the election of the Vendor.

The Agai-Pah property contains numerous historical workings both underground and on surface. The Property is in close Proximity to several past producing mines including the Bodie, Aurora, Borealis, Pamlico, Evening Star, Mabel, Mindoro and Camp Douglas Mines. Held by private interests for most of its history, the Agai-Pah Property remains very underexplored with minimal modern-day exploration. These factors clearly demonstrate the exceptional potential of this relatively unexplored project for new discoveries of significant mineralization on several exploration targets in multiple zones.

ON BEHALF OF THE BOARD

“Jeffrey A. Cocks”

Jeffrey A. Cocks

President & CEO

FOR FURTHER INFORMATION PLEASE CONTACT: Nevada Canyon Gold Corp.

(TEL)- (888) 909-5548, (FAX)-(888) 909-1033

Email: info@nevadacanyongold.com

Website: www. nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Nevada Canyon Gold Corp. is neither an underwriter as the term is defined in Section 2(a)(11) of the Securities Act of 1933, nor an investment company pursuant to the Investment Company Act of 1940. Nevada Canyon Gold Corp. is not an investment adviser pursuant to the Investment Advisers Act of 1940. Nevada Canyon Gold Corp. is not registered with FINRA or SIPC. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2020, Quarterly and Current Reports.